Contact:
Jason D. Feldman
Vice President, Investor Relations
203-363-7329
www.cranenxt.com

Crane NXT, Co. Announces Appointment of David D. Petratis to Board of Directors

WALTHAM, MA, (July 27, 2023) – Crane NXT, Co. (NYSE: CXT) ("Crane NXT" or the "Company"), a premier industrial technology company, announced that its Board of Directors has appointed David D. Petratis as a Director of Crane NXT.
Mr. Petratis has built a career as an Executive Leader and Board Director of multinational technology-focused companies. From 2013 to 2022, he served as Chairman of the Board, President and Chief Executive Officer of Allegion plc, a global provider of security and access solutions. His additional prior roles included Chairman, President and Chief Executive Officer of Quanex Building Products Corporation (2008 to 2013), and senior leadership positions at Schneider Electric, MGE UPS Systems Americas and Square D Company. Mr. Petratis is a Director of Sylvamo Corporation and has been Chairman of the Board of MasterBrand, Inc. since its separation from Fortune Brand Innovations, Inc. His Board and advisory experience includes Gardner Denver; the University of Northern Iowa Business Executive Advisory Board; the University of California Irvine Graduate School of Management; the California State (Fullerton) Quality Advisory Board; Project Independence (a community agency in Costa Mesa, California, for the developmentally disabled); the National Electrical Manufacturers Association (NEMA); and the International Electrical Safety Foundation.
John S. Stroup, Chairman of the Crane NXT Board, said: “David’s extensive experience managing and advising post-separation companies, along with his expertise in business strategy development and acquisitions, will be an invaluable addition to the Crane NXT Board. I am delighted to welcome him to the Board, and l look forward to working with him as Crane NXT continues to successfully execute on its growth strategy.”

About Crane NXT, Co.

Crane NXT is a premier industrial technology company that provides trusted technology solutions to secure, detect, and authenticate what matters most to its customers. Crane NXT is a pioneer in advanced micro-optics technology for securing physical products, and its sophisticated electronic equipment and associated software leverages proprietary core capabilities with detection and sensing technologies. Crane NXT has approximately 4,000 employees with global operations and manufacturing facilities in the United States, the United Kingdom, Mexico, Japan, Switzerland, Germany, Sweden, and Malta. For more information, visit www.cranenxt.com.